Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Novusterra, Inc. on Amendment No. 7 to Form S-1 to be filed on or about November 19, 2021, of our report dated June 2, 2021, except for Note 3 which is dated July 15, 2021, on our audit of the financial statements of Novusterra, Inc. as of December 31, 2020, and for the period September 21, 2020 (date of formation) to December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Benjamin & Ko,

Santa Ana, CA
November 19, 2021